Exhibit 99.1

Investcorp Credit Management BDC, Inc. Announces Preliminary Financial Results for the Quarter Ended June 30, 2021 and Quarterly Distribution

Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB) (“ICMB” or the “Company”) announced its preliminary financial results today for its fiscal fourth quarter ended June 30, 2021.

HIGHLIGHTS

•

On August 25, 2021, the Company’s Board declared a distribution for the quarter ending September 30, 2021 of $0.15 per share, payable on October 14, 2021, to stockholders of record as of September 24, 2021.

•

ICMB made five investments in new portfolio companies and one investment in an existing portfolio company. These investments totaled $43.4 million. The weighted average yield of debt investments made in the quarter was 10.32%.

•	ICMB fully realized six investments during the quarter, totaling $30.9 million, and received additional partial repayments totaling $6.2 million.
•	The weighted average yield on debt investments, at cost, decreased 73 basis points to 8.04%, compared to 8.77% as of March 31, 2021.
•	Net asset value (“NAV”) decreased $1.01 per share to $6.92, compared to $7.93 as of March 31, 2021. Net assets decreased by $13.9 million or 12.64% for the quarter ended March 31, 2021.
•	On April 25, 2021, the Company redeemed the $51.4 million principal amount of the 2023 Notes with an interest rate of 6.125% at 100% of their principal amount, plus the accrued and unpaid interest.

Portfolio results, as of June 30, 2021:
Total assets	$267.7mm
Investment portfolio, at fair value	$245.9mm
Net assets	$96.4mm
Weighted average yield on debt investments, at cost	8.04%
Net asset value per share	$6.92
Portfolio activity in the current quarter:
Number of new investments	6
Total capital invested	$43.4mm
Proceeds from repayments, sales, and amortization	$37.1mm
Number of portfolio companies, end of period	36
Net investment income (NII)	$1.5mm
Net investment income per share	$0.11
Net decrease in net assets from operations	$11.9mm
Net decrease in net assets from operations per share	$0.85
Quarterly per share distribution paid on July 9, 2021	$0.15

The Company is in the process of finalizing its financial results for the fourth quarter and fiscal year ended June 30, 2021. The Company anticipates filing its annual report on Form 10-K for the fiscal year ended June 30, 2021 in mid-September 2021 with an accompanying investor conference call to follow shortly thereafter. See “Preliminary Financial Results” below for additional information.

Mr. Michael C. Mauer, the Company’s Chief Executive Officer, said “During the quarter we saw many developments in our portfolio. Several investments have continued to show improvement in this COVID environment, some have been significantly monetized or repaid over the past several quarters and two of our investments, 1888 Industrial Services, LLC and American Teleconferencing Services, Ltd. (d/b/a/ Premiere Global Services, Inc.), have experienced significant declines in value. At this point we believe the portfolio is positioned for further recovery over the next 6-18 months. We are now focused on portfolio rotation and managing the leverage on the portfolio.”

The Company’s dividend framework provides a quarterly base dividend and may be supplemented (when available) by additional dividends determined by the net investment income during the quarter.

On August 25, 2021, the Company’s Board of Directors (the “Board”) declared a distribution for the quarter ending September 30, 2021 of $0.15 per share, payable on October 14, 2021, to stockholders of record as of September 24, 2021.

This distribution represents a 9.60% yield on the Company’s $6.25 share price as of market close on August 24, 2021. Distributions may include net investment income, capital gains and/or return of capital, however, the Company does not expect these distributions to be comprised of a return of capital. The tax status of distributions will be determined at the end of the taxable year.

Portfolio and Investment Activities

During the quarter, the Company made five investments in new portfolio companies and one investment in an existing portfolio company. The aggregate capital invested during the quarter totaled $43.4 million, at cost, and the debt investments were made at a weighted average yield of 10.32%.

The Company received proceeds of $37.1 million from repayments, sales and amortization during the quarter, primarily related to the realizations of GEE Group, Inc., Alta Equipment Group, Inc, Exela Intermedia LLC (First Lien Term Loan and Bond), and ACProducts, Inc.

The Company’s realized and unrealized gains and losses accounted for a decrease in the Company’s net investments of $1.5 million, or $0.11 per share. The total net decrease in net assets resulting from operations for the quarter was $11.9 million, or $0.85 per share.

As of June 30, 2021, the Company’s investment portfolio consisted of investments in 36 portfolio companies, of which 93.7% were first lien investments, 2.5% were second lien investments, and 3.8% were equity, warrants, and other investments. The Company’s debt portfolio consisted of 96.1% floating rate investments and 3.9% fixed rate investments.

COVID-19 Developments

During the year ended June 30, 2021, the Company’s portfolio was negatively affected by the economic uncertainty caused by the novel coronavirus (“COVID-19”) pandemic. The Company has closely monitored its portfolio companies throughout this period, including assessing portfolio companies’ operational and liquidity exposure and outlook, and continues to assess the impact of the COVID-19 pandemic on its portfolio companies. For additional information about the COVID-19 pandemic and its potential impact on the Company’s results of operations and financial condition, please refer to the disclosure in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2021, which we expect to file in mid-September 2021.

Capital Resources

As of June 30, 2021, the Company had $12.6 million in cash, of which $6.8 million was in restricted cash and $20.0 million of capacity under its revolving credit facility with UBS AG, London Branch.

On April 25, 2021, the Company redeemed in full all $51,375,000 in aggregate principal amount of its 6.125% notes due 2023 (the “2023 Notes”) at 100% of their principal amount ($25 per 2023 Note), plus the accrued and unpaid interest thereon from April 1, 2021, through, but excluding, April 25, 2021.

Subsequent Events

Subsequent to June 30, 2021 and through August 25 2021, the Company invested $15.2 million in one new portfolio company and two existing portfolio companies and received $7.2 million in repayments. As of August 25, 2021, the Company had 36 portfolio companies.

On August 23, 2021, the Company, through a wholly-owned special purpose vehicle, entered into a 5-year, $115 million senior secured revolving credit facility (the “New Revolving Financing”) with Capital One, N.A. (“Capital One”), which is secured by collateral consisting primarily of loans in the Company’s investment portfolio. The New Revolving Financing, which will expire on August 22, 2026 (the “Maturity Date”), features a 3-year reinvestment period and a 2-year amortization period.

Borrowings under the New Revolving Financing will generally bear interest at a rate per annum equal to LIBOR plus 2.35%. Default interest rate will be equal to the interest rate then in effect plus 2.00%. The New Revolving Financing requires the payment of (A) an upfront fee of 1.125% of the New Revolving Financing at the closing, and (B) an unused fee of (i) 0.75% annually for any undrawn amounts below 50% of the New Revolving Financing, (ii) 0.50% annually for any undrawn amounts between 50% and 75% of the New Revolving Financing, and (iii) 0.25% annually for any undrawn amounts above 75% of the New Revolving Financing. Borrowings under the New Revolving Financing are based on a borrowing base. The New Revolving Financing generally requires payment of interest and fees on a quarterly basis. All outstanding principal is due on the Maturity Date. The New Revolving Financing also requires mandatory prepayment of interest and principal upon certain events.

Preliminary Financial Results

The preliminary financial results and estimates contained in this release are based on current estimates and remain subject to change. The Company and its external auditors have not completed their normal closing and related audit procedures. There can be no assurance that final results for the quarter will not differ from the preliminary results and estimates, including as a result of year-end closing procedures or audit adjustments. In addition, these preliminary results should not be viewed as a substitute for full financial statements prepared in accordance with GAAP that have been audited by the Company’s external auditors.

Investcorp Credit Management BDC, Inc. and Subsidiaries

Consolidated Statements of Assets and Liabilities

	June 30, 2021
	(Unaudited)	June 30, 2020
Assets
Non-controlled, non-affiliated investments, at fair value (amortized cost of $297,797,756 and $316,924,638, respectively)	$245,855,620	$270,621,709
Cash	5,845,249	14,876,444
Cash, restricted	6,759,954	5,417,118
Receivable for investments sold	5,875,293	1,576,730
Interest receivable	2,501,591	2,301,641
Payment-in-kind interest receivable	41,747	514,643
Other receivables	427,208	1,135,563
Prepaid expenses and other assets	376,197	350,661

Total Assets	$267,682,859	$296,794,509

Liabilities
Notes payable:
Term loan	$102,000,000	$102,000,000
Revolving credit facility	-	30,000,000
2023 Notes payable	-	51,375,000
2026 Notes payable	65,000,000	-
Deferred debt issuance costs	(1,235,000)	(1,042,497)
Unamortized discount	(337,773)	-

Notes payable, net	165,427,227	182,332,503
Dividend payable	2,088,265	2,499,360
Income-based incentive fees payable	647,885	707,796
Base management fees payable	1,070,580	1,196,937
Interest payable	949,360	1,000,452
Directors’ fees payable	28,859	24,559
Accrued expenses and other liabilities	1,114,834	907,907

Total Liabilities	171,327,010	188,669,514

Commitments and Contingencies (Note 6)

Net Assets
Common stock, par value $0.001 per share (100,000,000 shares authorized, 13,921,767 and 13,885,335 shares issued and outstanding, respectively)	13,922	13,885
Additional paid-in capital	200,657,892	200,779,949
Distributable earnings (loss)	(104,315,965)	(92,668,839)

Total Net Assets	96,355,849	108,124,995

Total Liabilities and Net Assets	$267,682,859	$296,794,509

Net Asset Value Per Share	$6.92	$7.79

Investcorp Credit Management BDC, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	2021	2020	2019
Investment Income:
Interest income	$22,813,597	$28,485,264	$32,591,488
Payment in-kind interest income	2,490,026	4,629,033	953,928
Other fee income	1,385,352	1,346,307	718,548

Total investment income	26,688,975	34,460,604	34,397,822

Expenses:
Interest expense	7,376,856	9,535,751	8,866,796
Base management fees	4,716,233	5,385,814	5,436,135
Income-based incentive fees	-	832,472	1,720,707
Provision for tax expense	268,992	144,709	158,028
Professional fees	1,514,186	1,530,314	1,130,816
Allocation of administrative costs from advisor	1,397,069	1,402,422	1,354,247
Amortization of deferred debt issuance costs	-	135,262	781,508
Insurance expense	454,324	375,753	336,629
Directors’ fees	312,500	270,000	405,000
Custodian and administrator fees	333,168	373,034	285,799
Offering expense	1,107,497	433,089	207,000
Other expenses	473,385	483,488	719,547

Total expenses	17,954,210	20,902,108	21,402,212
Waiver of base management fees	(366,951)	(269,815)	-
Waiver of income-based incentive fees	-	(336,971)	(503,229)

Net expenses	17,587,259	20,295,322	20,898,983

Net investment income	9,101,716	14,165,282	13,498,839

Net realized and unrealized gain/(loss) on investments:
Net realized gain (loss) from investments	(5,776,334)	(7,632,194)	(21,982,973)
Net change in unrealized appreciation (depreciation) in value of investments	(5,639,207)	(31,189,563)	(6,058,095)

Total realized and unrealized gain (loss) on investments	(11,415,541)	(38,821,757)	(28,041,068)

Net increase (decrease) in net assets resulting from operations	$(2,313,825)	$(24,656,475)	$(14,542,229)

Basic and diluted:
Net investment income per share	$0.65	$1.03	$0.99
Earnings per share	$(0.17)	$(1.79)	$(1.07)

Weighted average shares of common stock outstanding	13,908,612	13,741,743	13,630,661

Distributions paid per common share	$0.69	$0.93	$1.00

About Investcorp Credit Management BDC, Inc.

The Company is an externally-managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation through debt and related equity investments by targeting investment opportunities with favorable risk-adjusted returns. The Company seeks to invest primarily in middle-market companies that have annual revenues of at least $50mm and earnings before interest, taxes, depreciation and amortization of at least $15mm. The Company’s investment activities are managed by its investment adviser, CM Investment Partners LLC. To learn more about Investcorp Credit Management BDC, Inc., please visit www.icmbdc.com.

Forward-Looking Statements

Statements included herein in this press release may contain “forward-looking statements,” which relate to future performance or financial condition, are based upon current expectations and are inherently uncertain, and are subject to the completion of the Company’s quarterly and year-end closing and related audit procedures. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control and including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release. The Company undertakes no duty to update any forward-looking statement made herein except as required by law.

Contacts

Investcorp Credit Management BDC, Inc.

Investor Relations

Email: icmbinvestorrelations@investcorp.com

Phone: 212-257-5182